                         ASSET PURCHASE AGREEMENT


THIS AGREEMENT dated for reference the 20th day of March, 1998

AMONG:

                  ALEX COMPUTER SYSTEMS, INC., a company duly incorporated pursuant to the laws of the State of Delaware and having its principal place of business at 950 Danby Road, Suite 200, Ithaca, N.Y. U.S.A. 14850

                  (herein called the "Vendor")

                                                              OF THE FIRST PART

AND:

                  ALEX INFORMATICS INC., a company duly incorporated pursuant to the laws of the Province of Quebec and having its principal place of business at 1930 Gagnon Street, Lachine, Quebec, Canada, H8T 3M6

                  (herein called the "Principal")

                                                             OF THE SECOND PART

AND:

                  SPECTRUM SIGNAL PROCESSING INC., a company incorporated pursuant to the laws of the Province of British Columbia having a principal place of business at Suite 100, 8525 Baxter Place, Burnaby, British Columbia, V5A 4V7, Canada

                  (herein called the "Purchaser")

                                                              OF THE THIRD PART


WITNESSES THAT WHEREAS:

A. The Vendor carries on the business comprised of the development, marketing and sale of ADI Sharc processor based board level products and software systems, as described in Schedule "7" - Intellectual Property hereto, and known as "Alex Computer Systems" (the


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                                       2


"Business") at or about 950 Danby Road, Suite 200, Ithaca, New York, United States of America;

B. The Purchaser is a Canadian corporation doing business in the United States of America and intends to incorporate a wholly-owned subsidiary corporation in the United States of America to own the assets purchased by the Purchaser pursuant to this Agreement;

C. The Principal is the sole shareholder and owner of the Vendor and has a substantial proprietary and financial interest in the Vendor;

D. The Vendor has agreed to sell and the Purchaser has agreed to purchase (subject to certain exclusions hereinafter described) substantially all the property, assets, and undertaking of the Business on the terms and conditions herein provided;

NOW THEREFORE in consideration of the premises and the respective covenants, agreements representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto covenant and agree as follows:


1.                DEFINED TERMS

1.1 For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

         (a)      "Adjustment Date" means January 31, 1998;

         (b) "Affiliate" has the meaning given to that term in Rule 144 of the Securities Act of 1933 (United States), as amended;

         (c) "Associate" has the meaning given to that term in the Securities and Exchange Act of 1934 (United States), as amended;

         (d) "Assumed Indebtedness" means the aggregate indebtedness of the Vendor owing to the creditors which is being assumed by the Purchaser as described in Schedule "14" hereto, but does not include the Excluded Indebtedness;

         (e) "Audited Financial Statements" means the audited financial statements of the Vendor as at and for the financial years ended July 31, 1996 and July 31, 1997, including the notes thereto and the report of the Vendor's auditors thereon, a copy of which is annexed hereto as Schedule "1" - Financial Statements;

         (f) "Business" means the business carried on by the Vendor consisting of the development, marketing and sale of ADI Sharc processor based board level products and software systems, as described in Schedule "7" - Intellectual Property hereto, and known as Alex Computer Systems;

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                                       3

         (g) "Business Assets" means all property and assets of the Business of every kind and description and wherever situate, including:

                  (i) leasehold title to the Leased Property described in Schedule "2" - Leased Property hereto;

                  (ii)   all Equipment of the Business;

                  (iii)  all Inventory of the Business;

                  (iv) all right, title, benefit, and interest under the Material Contracts described in Schedule "4" - Material Contracts hereto;

                  (v) all customer lists, brochures, samples, price lists, advertising material, production records, employee manuals, personnel records, accounting and other books and records, and all other information, correspondence, documents, and material exclusively relating to the Business;

                  (vi) all right, title, and interest of the Vendor in and to all the Intellectual Property Rights and the Intellectual Property, including the Intellectual Property described in Schedule "7" - Intellectual Property hereto, and any and all licences, Contracts and other agreements or instruments exclusively relating thereto;

                  (vii) all permits, licences, consents, authorizations, and approvals pertaining to the Business including those described in Schedule "6" - Permits and Licences hereto;

                  (viii) all prepaid expenses;

                  (ix)   all accounts receivable;

                  (x)    all computer hardware;

                  (xi)   all cash on hand or on deposit; and

                  (xii)  the Goodwill of the Business;

         (h) "Business Day" means any day (other than a Saturday or a Sunday) on which the main branch of the Bank of Montreal in Vancouver, British Columbia, Canada, is open for business;

         (i) "Closing" means the completion of the transactions contemplated in this Asset Purchase Agreement;

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                                       4

         (j) "Closing Date" means April 24, 1998, or such other date as the Vendor and the Purchaser may mutually determine, but in no event will the Vendor and the Purchaser extend such date beyond April 30, 1998;

         (k) "Contract" means any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral;

         (l) "Employee Plans" means each employee plan, retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit that is maintained, or otherwise contributed to or required to be contributed to, by the Vendor relating to the Business or the Business Assets for the benefit of employees or former employees of the Vendor described in Schedule "5" - Employee Matters;

         (m) "Employees" means those employees of the Vendor who are employed in the Business immediately prior to the time of Closing;

         (n) "Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of preemption, privilege or any Contract to create any of the foregoing;

         (o) "Environmental Laws" means all applicable national, state, municipal and local laws, statutes, ordinances, by-laws and regulations, and orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substances;

         (p) "Environmental Permits" means all licences, permits, approvals, consents, certificates, registrations and other authorizations under Environmental Laws required for the operation of the Business, all of which are described in Schedule "6" - Licenses and Permits.

         (q) "Equipment" means all chattels, equipment, fixtures, furnishings, machinery, vehicles and supplies used in connection with the Business or situate upon the Leased Property as at the date hereof including the items described in Schedule "3" - Machinery and Equipment hereto;

         (r) "Exchange Rate" means the average of the daily closing rate of exchange during the thirty (30) days immediately preceding the date this Agreement is


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                                       5


                  executed by the parties hereto for converting United States Dollars to Canadian Dollars as published by the Bank of Canada for each relevant day as of 4:00 p.m. E.S.T.;

         (s) "Excluded Assets" means any and all accounts receivable of the Vendor from the Principal or any Affiliate or Associate of the Principal, all deferred income tax benefits of the Vendor, deferred marketing costs of the Vendor and software development costs of the Vendor;

         (t) "Excluded Indebtedness" means any indebtedness of the Vendor to the Principal or any Affiliate or Associate of the Principal or of the Vendor and any indebtedness of the Vendor to RPA relating to royalties payable by the Vendor to RPA and any other indebtedness of the Vendor to RPA arising prior to the Adjustment Date, and for greater certainty the Purchaser shall assume and be responsible for all payments payable to RPA (excluding royalties) after the Adjustment Date;

         (u) "Financial Statements" means the Audited Financial Statements and the Interim Financial Statements;

         (v) "Goodwill" means the goodwill of the Business, together with the exclusive right of the Purchaser to represent itself as carrying on the Business in continuation of and in succession to the Vendor, the exclusive right of the Purchaser to the name "Alex Computer Systems" as part of or in connection with the Business for the two (2) year period immediately following the Closing Date, and all existing sales and marketing information and material that is directly associated with the name "Alex Computer Systems";

         (w) "Hazardous Substances" means any pollutants, contaminants, chemical or industrial toxic, or hazardous waste or substances;

         (x) "Improvements" means any and all corrections, changes, enhancements, modifications, refinements, updates, new functions, new features, new releases and all other improvements to the ADI Sharc processor based board level products and software systems or the Intellectual Property generally;

         (y) "including" means including without limitation or prejudice to the generality of any description, definition, term or phrase preceding that word, and the word "include" and its derivative expressions will be construed accordingly;

         (z) "Intellectual Property" means any and all ideas, concepts, inventions, discoveries, works, trade secrets, know-how, confidential information, processes, prototypes, devices, samples, developments, technical advances, computer software programs and documentation therefor, specifications and source code listings, data or compilations of information, algorithms, literary and artistic works, designs and all other forms of industrial and


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                                       6

                  intellectual property made, conceived, or actually or constructively reduced to practice by or on behalf of the Vendor, which are derived or arising from, or related or ancillary to, or embodied by or in the ADI Sharc processor based board level products and software systems and all other industrial and intellectual property necessary to conduct the Business and all Improvements thereto;

         (aa) "Intellectual Property Rights" means all worldwide industrial and intellectual property Rights in and to the Intellectual Property (whether registered or unregistered and including all goodwill attaching to any of the foregoing) and all applications for patent, copyright, trade-mark, industrial design, integrated circuit topography or other industrial or intellectual property protection and all resulting registrations and includes any and all rights to exploit and commercialize the Intellectual Property, the Intellectual Property Rights, and the ADI Sharc processor based board level products and software systems throughout the world;

         (bb) "Interim Financial Statements" means the interim unaudited financial statements of the Vendor as at and for the periods ended January 31, 1998 and February 28, 1998, copies of which are annexed hereto as Schedule "1";

         (cc) "Inventory" means all of the inventory set forth in Schedule "21" - Inventory hereto;

         (dd) "Leased Property" means all the leased real property that is used in the Business and leased by the Vendor, including the real property described in Schedule "2" - Leased Property herein;

         (ee) "Leases" means all of the leases of the Leased Property, whether as lessor or lessee leased by the Vendor as set forth in Schedule "2" - Leased Property and all leases of personal property as described in Schedule "4" - Material Contracts;

         (ff) "Licences" means all licences, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory, or otherwise) required for the conduct in the ordinary course of the operations of the Business and the uses to which the Business Assets have been put;

         (gg) "Losses" means, in respect of any matter, all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising as a consequence of such matter;


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                                       7


         (hh) "Material Contracts" means all agreements, indentures, Contracts, leases, deeds of trust, licences, options, instruments or other commitments, whether written or oral, including the benefit of all unfilled orders received by the Vendor and forward commitments to purchase made by the Vendor, which the Vendor is entitled to or possessed of in connection with the Business and the Business Assets, including all right, title, benefit and interest in respect of the Contracts, leases, engagements and commitments described in Schedule "4" - Material Contracts hereto;

         (ii)     "Permitted Encumbrances" means:

                  (i) liens for taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made);

                  (ii) liens for taxes either not due and payable or due but for which notice of assessment has not been given; and

                  (iii) the Encumbrances described in Schedule "8";

         (jj) "Prime Rate" means the annual variable rate of interest quoted or published from time to time by the Bank of Montreal at its main branch in Vancouver, British Columbia as the "prime rate" of interest charged by it for Canadian dollar loans made in Canada to its most credit worthy customers;

         (kk) "Purchase Price" means the aggregate sum payable by the Purchaser to the Vendor for the Business Assets plus or minus any adjustments pursuant to Clause 5.3 hereof;

         (ll)     "RPA" means RPA Electronics Design, LLC;

         (mm) "Rights" means any and all worldwide proprietary, possessory, use and ownership rights, titles, and interests (whether beneficial or legal) of all kinds whatsoever, howsoever arising and whether partial or whole in nature, and all legal protection recognized by law (whether by statute, common law or otherwise) whether domestic or foreign;

         (nn) "Share Price" means the average closing price of a common share in the capital of the Purchaser on the NASDAQ National Market System during the thirty (30) trading days prior to the date this Agreement is executed by the parties hereto, as published by the National Association of Securities Dealers, Inc., rounded to the third decimal point and converted from United States Dollars to Canadian Dollars at the Exchange Rate;
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                                       8


         (oo) "Spectrum Shares" means those common shares in the capital of the Purchaser being issued by the Purchaser as part of the payment of the Purchase Price;

         (pp) "Spectrum Warrant" means a warrant to purchase a common share in the capital of the Purchaser at the Warrant Price, valid for two (2) years from the Closing Date, in the form annexed as Schedule "20" - Spectrum Warrant hereto;

         (qq) "Transferred Employees" means those Employees who accept offers of employment made by the Purchaser commencing after the Closing Date;

         (rr) "Warrant Price" means the greater of the Share Price or the closing price of a common share in the capital of the Purchaser on the NASDAQ National Market System at the close of business on the trading day immediately preceding the date this Agreement is executed by the parties hereto, as published by the National Association of Securities Dealers, Inc., and converted from United States Dollars to Canadian Dollars at the Exchange Rate; and

         (ss) "Warrant Shares" means those common shares in the capital of the Purchaser issuable upon exercise of the Spectrum Warrants;

1.2               Currency

Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian funds.

1.3               Sections and Headings

                  The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this Agreement.

1.4               Number, Gender and Persons

                  In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5               Accounting Principles

                  Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles that have been established in Canada, including those


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                                       9


approved from time to time by the Canadian Institute of Chartered Accountants or any successor body thereto.

1.6               Entire Agreement

                  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, including, without limitation, the Purchase Offer dated March 17, 1998. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.7               Time of Essence

                  Time shall be of the essence of this Agreement.

1.8               Applicable Law

                  This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

1.9               Amendments and Waivers

                  No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

1.10              Schedules

                  The following Schedules are attached to and form part of this Agreement: All terms defined in the body of this Agreement will have the same meaning in the Schedule attached hereto.


                  Schedule 1   -  Financial Statements
                  Schedule 2   -  Leased Property
                  Schedule 3   -  Machinery and Equipment
                  Schedule 4   -  Material Contracts
                  Schedule 5   -  Employee Matters
                  Schedule 6   -  Licences and Permits
                  Schedule 7   -  Intellectual Property
                  Schedule 8   -  Permitted Encumbrances
                  Schedule 9   -  Insurance Policies
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                                       10


                  Schedule 10  -  Legal and Regulatory Proceedings
                  Schedule 11  -  Consents
                  Schedule 12  -  Environmental Matters
                  Schedule 13  -  Non-Competition Agreement
                  Schedule 14  -  Assumed Indebtedness
                  Schedule 15  -  Form of Letter to regular and major customers
                  Schedule 16  -  Major Customers
                  Schedule 17  -  Assignment and Assumption Agreement
                  Schedule 18  -  Non-Solicitation Agreement
                  Schedule 19  -  Confidentiality Agreement
                  Schedule 20  -  Spectrum Warrant
                  Schedule 21  -  Inventory
                  Schedule 22  -  Registration Agreement
                  Schedule 23  -  Escrow Agreement
                  Schedule 24  -  Assumption Agreement
                  Schedule 25  -  Investment Representation Letter
                  Schedule 26  -  Warrant Valuation

2.                PURCHASE AND SALE

2.1 Subject to the terms and conditions of this Agreement, on the Closing Date but with effect from the Adjustment Date, the Vendor will sell, transfer, and assign to the Purchaser and the Purchaser agrees to purchase from the Vendor, free and clear of all Encumbrances except as may be otherwise specifically provided for herein as Permitted Encumbrances, the Business Assets.

2.2 The Excluded Assets and the Excluded Indebtedness are specifically excluded from the within purchase and sale.

2.3 All quotations for the sale or purchase of Inventory or supplies made or received by the Vendor and not confirmed to contractual commitment will be deemed to be assigned to the Purchaser at the Closing to be accepted, confirmed or withdrawn or otherwise acted upon by the Purchaser in its own name, for its own account and in accordance with its own business judgment.

3.                PURCHASE PRICE AND ALLOCATION

3.1 The Purchase Price payable by the Purchaser to the Vendor for the Business Assets will be the sum of EIGHT MILLION ONE HUNDRED & SIXTY-ONE THOUSAND ($8,161,000) DOLLARS, plus the value of the Assumed Indebtedness.

3.2 The Purchase Price will be allocated among the various items comprising the Business Assets and the Vendor and the Purchaser agree to report the sale and purchase of the Business Assets for all tax purposes in a manner consistent with the following:

         (a)      to the Equipment, the sum of $374,278;

         (b)      to the Inventory, the sum of $763,840;
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                                       11


         (c) to the Goodwill, excluding the right to use the "Alex Computer Systems" name, the sum of $773,410;

         (d)      to the prepaid expenses, the sum of $121,196;

         (e)      to the Accounts Receivable, the sum of $1,028,215;

         (f) to the Non-Solicitation Agreements, the sum of $600,000;

         (g) to the Non-Competition Agreements, the sum of $2,500,000;

         (h) to the License Agreement respecting the name "Alex Computer Systems", the sum of $2,000,000;

         (i)      to the Technology Assignment, the sum of $10.00; and

         (j) to the remaining Business Assets and other ancillary agreements, the sum of $51.00.

4.                PAYMENT OF THE PURCHASE PRICE

4.1               The Purchase Price will be paid as follows:

         (a)      as to SEVEN MILLION ($7,000,000) DOLLARS of the Purchase
                  Price by delivery on the Closing Date by the Purchaser to the Vendor or the Vendor's solicitors in trust of the number of common shares in the capital of the Purchaser equivalent to SEVEN MILLION ($7,000,000) DOLLARS divided by the Share Price, entitlements to fractions of a common share in the capital of the Purchaser so calculated will be ignored; the Spectrum Shares shall be represented by four (4) share certificates, each such share certificate representing twenty-five (25%) per cent of the Spectrum Shares, or as may be reasonably directed by the Vendor or the Vendor's solicitor in writing;

         (b) as to TWO HUNDRED THOUSAND ($200,000) DOLLARS of the Purchase Price, calculated in accordance with Schedule "26" hereto, by delivery on the Closing Date by the Purchaser to the Vendor or the Vendor's solicitors in trust Spectrum Warrants for the number of common shares in the capital of the Purchaser equivalent to ONE MILLION($1,000,000) DOLLARS divided by the Warrant Price, entitlements to fractions of a common share in the capital of the Purchaser so calculated will be ignored, or as may be reasonably directed by the Vendor or the Vendor's solicitors;

         (c) as to NINE HUNDRED AND SIXTY-ONE THOUSAND ($961,000) DOLLARS of the Purchase Price, subject to Clause 5.3, by solicitors' trust cheque payable to the Vendor's solicitors in trust on the Closing Date; and

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                                       12


         (d) as to the Assumed Indebtedness, by assumption of the Assumed Indebtedness.

5.                CLOSING, POSSESSION, AND ADJUSTMENTS

5.1 The Closing will take place at 10:00 a.m. local time, on the Closing Date at the offices of Clark, Wilson, 800 - 885 West Georgia Street, Vancouver, British Columbia, or at such other place, date, and time as may be mutually agreed upon by the parties hereto.

5.2 The Vendor will deliver possession of the Business Assets, free of any other claim to possession and any tenancies, to the Purchaser on the Closing Date.

5.3 The Purchase Price will be reduced by the full amount of the costs incurred by the Vendor in association with the New Jersey office of the Principal for the months of February, March and April of 1998, as determined by the Chief Financial Officers of the Vendor and the Principal acting reasonably.

5.4 All revenues and expenses of the Business and relating to the Business Assets will be adjusted between the Vendor and the Purchaser as at the commencement of business on the Adjustment Date to the effect that in respect of any period before that time the Vendor will bear all expenses and receive all revenues relating to the Business and the Business Assets and that from and after said time the Purchaser will bear all expenses and receive all revenues relating to the Business and the Business Assets.

6.                ASSUMPTION OF LIABILITY

6.1 It is understood and agreed that from and after the Closing Date the Purchaser will assume, pay, discharge and satisfy the Assumed Indebtedness of the Vendor to the creditors described in Schedule "14" - Assumed Indebtedness, and that at the Closing the Vendor and the Purchaser will execute and deliver an Assumption Agreement, in the form attached hereto as Schedule "24", whereby the Purchaser covenants to assume and pay the Assumed Indebtedness and to indemnify and save harmless the Vendor in respect thereof.

6.2 Subject to the provisions of this Agreement, the Purchaser agrees to assume, pay, satisfy, discharge, perform and fulfil, from and after the Closing Date, all obligations and liabilities of the Vendor in respect of:

         (a) the Material Contracts described in Schedule "4" and those Contracts described in Schedules "5" - Employee Matters and Schedule "7" - Intellectual Property which are assigned to the Purchaser as set out in the Assignment and Assumption Agreement attached hereto as Schedule "17";

         (b) the licences, permits, approvals, consents, registrations, certificates and other authorizations described in Schedule "6" - Permits and Licences;

         (c) the agreements entered into by the Vendor prior to the Closing Date in the ordinary course of the Business for the provision of services or goods to the Vendor; and

         (d) the agreements entered into by the Vendor prior to the Closing Date in the ordinary course of the Business for the sale of inventories by the Vendor or the provision of services by the Vendor.

At the Closing Date, the Vendor and the Purchaser will deliver an Assignment and Assumption Agreement whereby the Vendor assigns all right, title, benefit and interest under the Material Contracts to the Purchaser and the Purchaser covenants to assume, perform and discharge set obligations and liabilities from and after the Closing Date and to indemnify and save harmless the Vendor in respect thereof.

6.3 Both before and after the Closing Date, the Vendor and the Purchaser will make all reasonable efforts to obtain the release of the Vendor and as may be applicable the Principal of their obligations in respect of the Assumed Indebtedness and the Material Contracts, and without limiting the generality of Clause 22.1 the Vendor and the Purchaser will execute and deliver such documents and instruments and do such acts and things as may be required for said purposes.

6.4 Without in any way limiting Clause 9.4, the Purchaser shall not assume, and the Vendor shall be solely responsible for and shall indemnify and hold harmless the Purchaser from and against, all product liability, product warranty and other claims and obligations made on or before the Adjustment Date respecting products manufactured or sold by the Vendor in connection with the Business up to the Adjustment Date, provided such claim shall have been disclosed in writing to the Purchaser within 15 days of receipt of such claim and the Vendor shall have the right to contest such claim. The Purchaser may satisfy any such obligations not assumed by it where it is required to do so by law or by order of any court or regulatory authority having jurisdiction over it or where it determines in good faith to do so for valid business reasons and, in any such case, the Vendor shall reimburse the Purchaser forthwith following demand for all expenses incurred by the Purchaser in connection therewith including all labour and material costs incurred in repairing or replacing products.

7.                REPRESENTATIONS AND WARRANTIES OF THE VENDOR AND THE PRINCIPAL

7.1 The Vendor and the Principal represent and warrant to the Purchaser, with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, that, as at the Closing Date:

         (a) the Vendor is a corporation duly incorporated, validly existing, and in good standing under the laws of Delaware, and has the power, authority, and capacity to carry on the Business as presently conducted and to enter into this Agreement and carry out its terms;

         (b) the execution and delivery of this Agreement and the completion of the transaction contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Vendor, and this Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

         (c) Schedule "2" sets forth the Municipal addresses and complete and accurate legal descriptions of all the Leased Property, where indicated, that is used in the Business and leased by the Vendor;

         (d) the Vendor is not a party to any lease or agreement to lease in respect of any real property, whether as lessor or lessee, and which is in relation to the Business, other than the Leases described in Schedule "2" Leased Property. Schedule "2" sets out the parties to each of the leases of the Leased Property, their dates of execution and expiry dates, any options to renew, the locations of leased lands and premises and the rent payable thereunder. Except as described in Schedule "2", the Vendor occupies the Leased Property and has the exclusive right to occupy and use the Leased Property. Each of the Leases of both real and personal property is in good standing and in full force and effect, and neither the Vendor nor any other party thereto is in breach of any covenants, conditions or obligations contained therein. The Vendor has provided a true and complete copy of each Lease and all amendments thereto to the Purchaser;

         (e) Schedule "5" - Employee Matters, discloses all material particulars pertaining to the employment or engagement of any officers, directors, employees, and agents of the Vendor including particulars of any Contracts, engagements, or commitments, whether oral or written, respecting bonuses, commissions, pensions, profit sharing, health benefits, group insurance and other such benefits;

         (f) the Vendor is not, nor is any employer which is associated, related to or otherwise connected to the Vendor, a party to any collective agreement relating to the Business with any union, association of employees or bargaining agent, and no part of the Business, or any associated, related or otherwise connected business, is bound by any such collective agreement or has been certified as a unit appropriate for collective bargaining and there are no proceedings under any applicable the labour relations or similar legislation or applications for certification which are or could result in an obligation of or be binding upon the Vendor or any employer which is associated, related to or otherwise connected to the Vendor and there are no circumstances under which the provisions of the such labour relations or similar legislation can apply to the transactions contemplated by this agreement;

         (g) save as disclosed to the Purchaser, the Vendor has not received notice of any complaints filed by any of the employees against the Vendor and is not aware of any facts or circumstances that may give rise to any complaints claiming that the Vendor has violated any applicable employee or human rights or similar legislation in jurisdictions in which the Business is conducted or any complaints or proceedings of any kind involving the Vendor. All levies, assessments and penalties made against the Vendor pursuant to any applicable workers' compensation legislation have been paid by the Vendor and the Vendor has not been reassessed under any such legislation;

         (h) all accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, pension plan premiums, accrued wages, salaries and commissions and employment benefit plan payments have been reflected in the books and records of the Vendor;

         (i) except as will be remedied by the consents, approvals, releases, and discharges described in Schedule "11" - Consents hereto, neither the execution and delivery of this Agreement nor the performance of the Vendor's obligations hereunder will:

                  (i) violate or constitute default under the constating documents, by-laws, or articles of the Vendor, any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Vendor, the Business or any of the Business Assets, or any Contract, agreement, instrument, covenant, mortgage, or security, including in particular the Material Contracts, the instruments described in Schedule "14" - Assumed Indebtedness, and the matters disclosed in Schedule "5" - Employee Matters, to which the Vendor is a party and which relate to the Business or which are binding upon the Vendor and which relate to the Business,

                  (ii) give any person the right to terminate or cancel any of the Material Contracts, the instruments described in Schedule "14" - Assumed Indebtedness, or the employee matters disclosed in Schedule "5" - Employee Matters,

                  (iii) result in any fees, duties, taxes, assessments,
                        penalties or other amounts becoming due or payable, other than such as may become payable under any national, federal, state, provincial or local tax legislation;

                  (iv) give rise to acceleration of the time for payment of any moneys payable or for the performance of any obligation to be performed under the Material Contracts, the instruments described in Schedule "14" - Assumed Indebtedness, or the matters disclosed in Schedule "5" - Employee Matters,

                  (v) give rise to the creation or imposition of any Encumbrance on any of the Business Assets, or

                  (vi) violate or constitute default under any licence, permit, approval, consent or authorization held by the Vendor and necessary to the operation of the Business.

         (j) except as will be remedied by the releases and discharges described in Schedule "11", the Vendor owns and possesses and has good and marketable title to the Business Assets free and clear of all Encumbrances of every kind and nature whatsoever except as disclosed in Schedule "8" - Permitted Encumbrances, hereto;

         (k) except as otherwise disclosed in Schedule "3" - Machinery and Equipment, and reasonable wear and tear excepted, the Business Assets are in good working order and in a functional state of repair and to the best of the knowledge of the Vendor there are no latent defects thereto;

         (l) the Business Assets comprise all property and assets used by the Vendor in connection with the Business;

         (m) except as disclosed in Schedule "8" - Permitted Encumbrances, hereto, the Vendor does not have any indebtedness which might by operation of law or otherwise now or hereafter constitute an Encumbrance upon any of the Business Assets;

         (n) no person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Business Assets, other than pursuant to purchase orders accepted by the Vendor in the ordinary course of the Business;

         (o) the Vendor has the exclusive right to possess, use and occupy the Leased Property. All buildings, structures, improvements and appurtenances situated on the Leased Property are in good operating condition and in a state of good maintenance and repair and are adequate and suitable for the purposes for which they are currently being used, and the Vendor has adequate rights of ingress and egress for the operation of the Business in the ordinary course. Without limiting the generality of the foregoing:

                  (i) all accounts for work and services performed and materials placed or furnished upon or in respect of the Leased Property at the request of the Vendor have been fully paid and satisfied, and no person is entitled to claim a lien under any builders' or mechanics' lien or similar legislation against the Leased Property or any part thereof, other than current accounts in respect of which the payment due date has not yet passed;

                  (ii) there is nothing owing in respect of the Leased Property by the Vendor to any municipal corporation or to any other corporation or commission owning or operating a utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the payment due date has not yet passed; and

                  (iii) there are no outstanding levies, charges or fees
                        assessed against the Leased Property by any public authority (including development or improvement levies, charges or fees);

         (p) except as otherwise provided in this Agreement, Schedule "4" - Material Contracts, discloses all Contracts, engagements, and commitments, whether oral or written, relating to the Business or the Business Assets including in particular Contracts, engagements, and commitments:

                  (i)   out of the ordinary course of Business,

                  (ii) which entail the payment of in excess of $5,000.00 during any one year period,

                  (iii) respecting ownership of or title to any interest or
                        claim in or to any real or personal property making up the Business Assets,

                  (iv)  respecting the Intellectual Property;

                  (v) respecting any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person except for cheques endorsed for collection in the ordinary course of the Business;

                  (vi) any employment or consulting Contracts or any other Contract with any officer, employee or consultant, other than oral Contracts of indefinite hire terminable by the Vendor without cause on reasonable notice;

                  (vii) any profit-sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or consultant;

                  (viii) any trust indenture, mortgage, promissory note, loan agreement, guarantee or other Contracts for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

                  (ix) any Contracts for capital expenditures in excess of $25,000 in the aggregate;

                  (x) any Contract for the sale of any assets other than sales of inventory to customers in the ordinary course of the Business;

                  (xi) any Contract pursuant to which the Vendor is a lessor of any machinery, equipment, motor vehicles, furniture, fixtures or other personal property;


                  (xii) any confidentiality, secrecy or non-disclosure Contract, (whether the Vendor is a beneficiary or obligant thereunder) relating to any proprietary or confidential information or any non-competition or similar Contract;

         (q) Schedule "4" - Material Contracts, contains an accurate and complete description of all material particulars respecting the Material Contracts and except as disclosed in said Schedule:

                  (i) there has not been any default in any obligation or liability in respect of the Material Contracts by the Vendor and the Vendor has performed all of the obligations required to be performed by it and is entitled to all benefits under the Material Contracts;

                  (ii) there has not been any amendment, modification, variation, surrender, or release of the Material Contracts, and

                  (iii) each of said Material Contracts is in good standing and in full force and effect and the Vendor has performed all of the obligations required to be performed by it and is entitled to all benefits thereunder, and is not in default or alleged to be in default in respect of any Material Contract or any other Contracts, engagements or commitments provided for in this Agreement, to which the Vendor is a party or by which it is bound;

         (r) Schedule "14" - Assumed Indebtedness, contains an accurate and complete description of all instruments evidencing or pertaining to and all material particulars respecting the Assumed Indebtedness including the amounts thereof as at the dates therein specified (or where the exact amount cannot be obtained, reasonably accurate estimates thereof) and the material terms of repayment and interest rates applicable thereto;

         (s) the amount of Assumed Indebtedness at the Closing Date will not exceed $1,500,000;

         (t) all Licences required for the conduct in the ordinary course of the operations of the Business and the uses to which the Business Assets have been put have been obtained and are in good standing and such conduct and uses are in compliance with such licences and permits and with all laws, zoning and other bylaws, building and other restrictions, rules, regulations, and ordinances applicable to the Business and the Business Assets and neither the execution and delivery of this Agreement nor the completion of the purchase and sale hereby contemplated will give any person the right to terminate or cancel the said licenses or permits or affect such compliance;

         (u) except as disclosed in Schedule "10" - Legal and Regulatory Proceedings, there are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or non-compliance by or before any court, governmental or domestic commission, department, board, tribunal, or authority, or administrative, licensing, or regulatory agency, body, or officer issued, pending, and to the best of the Vendor's knowledge threatened against or affecting the Vendor or in respect of the Business or any of the Business Assets and which would have a material adverse affect on the Business;

         (v) the Financial Statements of the Vendor attached hereto as Schedule "1" - Financial Statements, were prepared in accordance with generally accepted accounting principles consistently applied and are true and correct and present fairly and completely the assets, liabilities (whether accrued, absolute, contingent or otherwise), and the financial condition of the Vendor and the results of the operation of the Business for the periods reported thereby. The financial position and condition of the Vendor is now at least as good as that shown on or reflected in the interim financial statements provided to the Purchaser;

         (w) the books and records of the Vendor present fairly and completely in all material respects, in accordance with generally accepted accounting practices consistently applied, the matters which said books and records purport to present, and all material financial transactions of the Vendor relating to the Business have been accurately recorded in said books and records;

         (x) there is no requirement to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licences, permits, certificates, registrations, consents and approvals described in Schedule "11" - Consents, or that relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser. There is no requirement under any Material Contract relating to the Business or the Business Assets to which the Vendor is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement except for the notifications, consents and approvals described in Schedule "11" - Consents;

         (y) since the Adjustment Date, the Business has been carried on only in the ordinary and normal course consistent with past practices and there has not been:

                  (i) any change, event, or circumstance which would materially adversely affect the affairs, assets, liabilities, earnings, prospects, operation, or condition of the Business,

                  (ii) any Loss, damage, or destruction, whether or not covered by insurance, which would materially adversely affect the affairs, prospects, operations, or condition of the Business or the Business
                        Assets;

                  (iii) any material increase in the compensation or benefits payable or to become payable by the Vendor to any of its officers, directors, employees, or agents;

                  (iv) any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) incurred by the Vendor in connection with the Business, other than those incurred in the ordinary and normal course of the Business and consistent with past practice;

                  (v) any licence, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any of the Business Assets, other than sales of inventory to customers in the ordinary and normal course of the Business;

                  (vi) any capital expenditures or commitments relating to the Business or Business Assets in excess of $10,000; or

                  (vii) any change in the accounting or tax practices followed by the Vendor;

         (z) the Vendor has duly filed on a timely basis all tax returns and reports required to be filed by it including all national, state and local income tax returns and has paid all taxes that are due and payable, and all assessments, re-assessments, governmental charges, penalties, interest and fines due and payable by it prior to the Closing Date. The Vendor has made adequate provision for taxes payable in respect of the Business for the current period and any previous period for which tax returns are not yet required to be filed. The Vendor has withheld from each payment made to any of its past or present employees and officers or directors, the amount of all taxes and other deductions required to be withheld therefrom, and has paid the same to the proper tax or other receiving officers within the time required under any applicable legislation;

         (aa) all required tax returns have been filed and are true, complete and correct, and all taxes and other government charges including all income, excise, sales, business and property taxes and other rates, charges, assessments, levies, duties, taxes, contributions, fees and licenses required to be paid have been paid for all periods prior to the Closing Date and the Vendor does not have any deferred tax liability except as expressly stated in the Financial Statements;

         (bb) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by or payment of any tax, governmental charge or deficiency by the Vendor, and to the knowledge of the Vendor there are no contingent tax liabilities or any grounds which would prompt a reassessment, including aggressive treatment of income and expenses in filing earlier tax returns;

         (cc) the Vendor, in respect of the Business and the Business Assets, has been and is in compliance with all Environmental Laws;

         (dd)     the Vendor has obtained all necessary Environmental
                  Permits. Each Environmental Permit is valid, subsisting and in good standing, and the Vendor is not in default or breach of any Environmental Permit and no proceeding is pending or threatened to revoke or limit any Environmental Permit;

         (ee) the Vendor has never received any notice of or been prosecuted for non-compliance with any Environmental Laws, nor has the Vendor settled any allegation of non-compliance short of prosecution. There are no orders or directions relating to environmental matters requiring any work, repairs or construction or capital expenditures to be made with respect to the

                  Business or the Business Assets, nor has the Vendor received notice of any of the same;

         (ff) the Vendor has not received any notice that the Vendor is potentially responsible for national, state, municipal or local clean-up site or corrective action under any Environmental Laws in connection with the Business. The Vendor, in connection with the Business, has not received any request for information in connection with any national, state, municipal or local inquiries as to disposal sites;

         (gg)     Schedule "7" - Intellectual Property, sets out:

                  (i)   all worldwide registrations of and
                        applications for patent, copyright,
                        trade-mark, industrial design, integrated circuit topography or other industrial or intellectual property protection of the Intellectual Property and the ADI Sharc processor based board level products and software systems in general;

                  (ii) all licences, agreements and other Contracts that comprise or relate to the ADI Sharc processor based board level products and software systems and the Intellectual Property in general;

                  (iii) all trade or brand names, business names, trade-marks and service marks of the Vendor used in association with the ADI Sharc processor based board level products and software systems and the Intellectual Property in general; and

                  (iv) all other industrial or intellectual property necessary to conduct the Business;

         (hh) except as set forth in Schedule "7" - Intellectual Property hereto, the Vendor is the legal and beneficial owner of the Intellectual Property Rights and the Intellectual Property, including that set out in Schedule "7" - Intellectual Property hereto, free and clear of all Encumbrances, and is not a party to or bound by any Contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property Rights or the Intellectual Property. No person has been granted any interest in or right to use all or any portion of the Intellectual Property;

         (ii) the Intellectual Property was created as original works by employees of the Vendor in the course of their employment, was created as original works by independent contractors hired by the Vendor, or was legally obtained by the Vendor from third parties. The Vendor has obtained written assignments of the Intellectual Property and the Intellectual Property Rights from RPA and all other independent contractors involved in the creation of the Intellectual

                  Property. As at the Closing Date, the Vendor will have obtained waivers of moral rights from all employees, independent contractors and third parties involved in the creation of the Intellectual Property;

         (jj) as at the Closing Date, there are no royalties owing, due, accruing due or payable by the Vendor to RPA with respect to any of the Intellectual Property;

         (kk) to the knowledge of the Vendor, the conduct of the Business, including the use of the Intellectual Property, does not infringe upon the industrial or intellectual property rights, domestic or foreign, of any other person. The Vendor is not aware of a claim of any infringement or breach of any industrial or intellectual property rights of any other person, nor has the Vendor received any notice that the conduct of the Business, including the use of the Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other person, and the Vendor, after due inquiry, has no knowledge of any infringement or violation of any of its Intellectual Property Rights;

         (ll) the Vendor is not aware of any state of facts that casts doubt on the validity or enforceability of any of the Intellectual Property Rights. The Vendor has provided to the Purchaser a true and complete copy of all Contracts and amendments thereto that comprise or relate to the Intellectual Property and the Intellectual Property Rights;

         (mm) the Vendor has the Business Assets insured against Loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Closing Date;

         (nn)     with respect to the Business:

                  (i) the Vendor has not since January 31, 1998 made any payment or loan to, or borrowed any moneys from or is otherwise indebted to, any officer, director, employee, shareholder or any other person not dealing at arm's length with the Vendor or any Affiliate or Associate of any of the foregoing, except as disclosed in the Financial Statements and except for usual employee reimbursements and compensation paid in the ordinary course of the Business; and

                  (ii) except for Contracts of employment described in Schedule "5" - Employee Matters, hereto, the Vendor is not a party to any Contract with any officer, director, employee, shareholder or any other person not dealing at arm's length with the Vendor or any Affiliate or Associate of any of the foregoing.

                  No officer, director or shareholder of the Vendor and no entity that is an Affiliate or Associate of one or more of such individuals:

                  (iii) owns, directly or indirectly, any interest in (except for shares representing less than one per cent of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any person that is, or is engaged in business as, a competitor of the Business or a lessor, lessee, supplier, distributor, sales agent or customer of the Business;

                  (iv) owns, directly or indirectly, in whole or in part, any property that the Vendor uses in the operations of the Business; or

                  (v) has any cause of action or other claim whatsoever against, or owes any amount to, the Vendor in connection with the Business, except for any liabilities reflected in the Financial Statements and claims in the ordinary course of business such as for accrued vacation pay and accrued benefits under Employee Plans;

         (oo) Schedule "16" - Major Customers, sets out the major customers of the Business and there has been no termination or cancellation of, and no modification or change in, the Vendor's business relationship with any major customer or group of major customers. The Vendor has no reason to believe that the benefits of any relationship with any of the major customers or suppliers of the Business will not continue after the Closing Date in substantially the same manner as prior to the date of this Agreement;

         (pp) except as disclosed in Schedule "5" - Employee Matters, there are no Employee Plans with respect to the employees of the Vendor;

         (qq) there are no liabilities of the Vendor or its Associates or Affiliates, whether or not accrued and whether or not determined or determinable, in respect of which the Purchaser may become liable on or after the Closing Date, other than the Assumed Indebtedness; and

         (rr) neither this Agreement nor any document to be delivered by the Vendor nor any certificate, report, statement or other documents furnished by the Vendor in connection with the negotiation of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement contained herein or therein not misleading. The Vendor had disclosed to the Purchaser everything material or cogent in connection with the business and affairs of the Vendor and its status, and nothing stated to the Purchaser has been misleading.

8.                REPRESENTATIONS OF THE PURCHASER

8.1 The Purchaser represents and warrants to the Vendor as follows, with the intent that the Vendor will rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated hereby, that:

         (a) the Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of British Columbia and has the power, authority, and capacity to enter into this Agreement and to carry out its terms;

         (b) the execution and delivery of this Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes a valid and binding obligation of the Purchaser in accordance with its terms;

         (c) as at the Closing Date, all necessary steps and corporate proceedings will have been taken by the Purchaser to duly create and issue the Spectrum Shares and the Spectrum Warrants and to reserve the Warrant Shares;

         (d) as at the Closing Date, the Spectrum Shares will be duly and validly created, issued and registered in the name of the Vendor, or such other name as the Vendor may direct the Purchaser in writing, and will be outstanding as fully paid and non-assessable, but will be subject to the Registration Agreement, the Escrow Agreement and any obligations or requirements imposed on the Vendor by any and all applicable securities legislation or securities exchange commission;

         (e) as at the Closing Date, all documents will have been filed, all proceedings will have been taken and all legal requirements imposed upon the Purchaser will have been fulfilled under the securities legislation in the Province of British Columbia and the State of New York to permit the issuance and sale by the Purchaser and the purchase by the Vendor of the Spectrum Shares and the Spectrum Warrants and to reserve the Warrant Shares, subject to the filing by the Purchaser, within the prescribed time periods, of such reports as are required under applicable securities legislation;

         (f) the Purchaser is a reporting issuer in good standing for the purposes of the Securities Act (British Columbia) and the Securities Act (Ontario);

         (g) as at the Closing Date, subject in part to the representations of the Vendor contained in the letter referred to in Clause 12.1(k)(v), all documents will have been filed, all requisite proceedings will have been taken, and all approvals, permits, exemptions, consents, orders and authorizations required under all applicable securities legislation and in accordance with the requirements of the NASDAQ Stock Market and The Toronto Stock Exchange imposed on the Purchaser will have been obtained for the valid issuance, delivery, distribution and sale of the Spectrum Shares and the Spectrum Warrants and the reservation of the Warrant Shares by the Purchaser and that the Spectrum Shares will be approved for listing on the NASDAQ Stock Market and The Toronto Stock Exchange;

         (h) the Spectrum Shares, the Spectrum Warrants and the Warrant Shares are being issued pursuant to certain exemptions from the registration and prospectus requirements of the Securities Act (British Columbia) as a result of which the Spectrum Shares, the Spectrum Warrants and the Warrant Shares will be restricted from resale within the province of British Columbia for a period of 12 months from the Closing Date such restrictions do not however preclude the resale of such securities outside of British Columbia during the restricted period;

         (i) as of the date of this Agreement, the Purchaser is in good standing with respect to the filing of annual returns under the Companies Act (British Columbia);

         (j) as at the date of execution of this Agreement, the authorized capital of the Purchaser consists of 50,000,000 Common Shares, of which 9,459,397 Common Shares are issued and outstanding as fully paid and non-assessable; and

         (k) to the Purchaser's knowledge, the obligations of the Purchaser under this Agreement and all agreements referred to herein, and the creation and issue of the Spectrum Shares and the Spectrum Warrants will not conflict with the constating documents of the Purchaser, any existing law applicable to the Purchaser, and any agreement to which the Purchaser is a party.

9.                COVENANTS OF THE VENDOR

9.1 Between the date of this Agreement and the Closing Date, the Vendor:

         (a) will not sell or dispose of any of the Business Assets, except only the sale of Inventory in the ordinary course of business and will preserve the Business Assets intact without any further Encumbrances;

         (b) will not make or agree to make any payment to any of the officers, directors, employees, or agents of the Vendor except in the ordinary course of business and at the regular rates of compensation now in effect or as reasonable reimbursement for expenses incurred by such persons in connection with the Business;

         (c) will conduct the Business diligently and only in the ordinary course consistent with past practice, keep the Business Assets in their present state, and endeavour to preserve the organization of the Business intact and the goodwill of the suppliers and customers and others having business relations with the Vendor relating to the Business;


         (d) will maintain insurance coverage of the scope and in the amounts presently held in full force and effect and shall take out, at the expense of the Purchaser, such additional insurance as may reasonably be requested by the Purchaser and shall give all notices and present all claims under all policies of insurance in a due and timely fashion;

         (e) will afford the Purchaser and its authorized representatives full access during normal business hours to the Business Assets and all other property and assets utilized in the Business and without limitation all title documents, abstracts of title, deeds, leases, Contracts, financial statements, policies, reports, licenses, books, records, and other such material relating to the Business, and furnish such copies thereof and other information, as the Purchaser may reasonably request;

         (f) will use its best efforts to procure and obtain at or prior to the Closing Date all such consents, approvals, releases, and discharges as may be required to effect the transactions contemplated hereby from all national, state, municipal or other governmental or regulatory bodies and from all other third parties as necessary;

         (g) will, forthwith upon the execution hereof, deliver to the Purchaser true copies of the Material Contracts and full particulars of and true copies of all instruments evidencing or pertaining to the Assumed Indebtedness;

         (h) will, at the request of the Purchaser execute such consents, authorizations and directions as may be necessary to permit any inspection of the Business or any of the Business Assets or to enable the Purchaser or its authorized representatives to obtain full access to all files and records relating to the Business or the Business Assets maintained by government or other public authorities;

          (i) will permit the Purchaser's representatives or consultants to conduct all such testing and inspection in respect of environmental matters at such locations of the Business as the Purchaser may determine, in its sole discretion, as may be required to satisfy the Purchaser in respect of such matters;

         (j) will pay and discharge the liabilities of the Vendor relating to the Business in the ordinary course and consistent with the previous practice of the Vendor, except those contested in good faith by the Vendor;

         (k) will use its best efforts to take or cause to be taken all necessary corporate action, steps and proceedings to approve and authorize validly and effectively the transfer of the Business Assets to the Purchaser and the execution and delivery of this Agreement and any other Agreements or documents contemplated hereby including the passing of a special resolution of shareholders required by Section 271 of the General Corporation law of the State of Delaware and to cause all necessary meetings of directors and shareholders of the Vendor to be held for such purpose; and

         (l) will not, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Vendor contained herein, and the Vendor shall not enter into any material supply agreements relating to the Business or make any material decisions or enter into any material Contracts with respect to the Business without the consent of the Purchaser, which consent shall not be unreasonably withheld.

9.2 For a reasonable period after the Closing Date, the Vendor will, at the request of the Purchaser, allow and execute such consents, authorizations and directions as may be necessary to permit the Purchaser or its authorized representatives full access to all corporate, financial and other files and records of the Vendor relating to the Business or the Business Assets and such files and records relating to the Business or the Business Assets as are maintained by government or other public authorities.

9.3 The Vendor will within 30 days after the Closing Date, change its name to a name dissimilar to the Business name, but the Purchaser recognizes the existing and future right of the Principal and Associates and Affiliates of the Principal to use names which include the word "Alex". However, the Vendor and the Principal hereby agree that they will not, and they will cause their Associates and Affiliates not to, use the word "Alex" or the name "Alex Computer Systems", or any variation thereof, as a corporate name, business name, trade name or trade-mark in the Digital Signal Processor ("DSP") marketplace or in connection with DSPs.

9.4 The Vendor and the Principal covenant and agree to indemnify and hold harmless the Purchaser from and against:

         (a) except as to the Assumed Indebtedness which by the terms hereof are specifically to be assumed or paid by the Purchaser, any and all debts, obligations, and liabilities, whether accrued, absolute, contingent, or otherwise, existing immediately prior to the Adjustment Date, respecting the Business or the Business Assets and any amount by which the Assumed Indebtedness exceeds the sum of $1,500,000; and the Purchaser may, but will not be bound to, pay or perform same and all moneys so paid by the Purchaser in doing so will constitute indebtedness of the Vendor to the Purchaser hereunder;

         (b) any and all damage or deficiency resulting from any misrepresentation, misstatement, breach of warranty, or the non-fulfilment of any covenant on the part of the Vendor under this Agreement or under any document or instrument delivered pursuant hereto or in connection herewith;

         (c) any and all claims, actions, suits, proceedings, demands, assessments, judgments, charges, penalties, costs, and expenses (including the full amount of all reasonable legal expenses invoiced to the Purchaser) which arise or are made or claimed against or are suffered or incurred by the Purchaser in respect of any of the foregoing; and

         (d) any and all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with the operation of the Business up to the Closing Date.

9.5 The Vendor, the Principal and the Purchaser acknowledge and agree that the aggregate liability of the Vendor and the Principal to the Purchaser in respect of indemnification claims made by the Purchaser under Clause 9.4 shall not exceed the aggregate amount of EIGHT MILLION
NINE HUNDRED AND SIXTY-ONE THOUSAND ($8,961,000) Dollars, and that no claims for indemnification may be made by the Purchaser against the Vendor or the Principal pursuant to Clause 9.4 unless and until said claims exceed FIFTY THOUSAND ($50,000) Dollars in the aggregate, in which event the amount of all such claims may, subject to the terms and conditions hereof, be recovered by the Purchaser.

9.6 The Vendor will, effective the Closing Date, terminate the employment of all employees of the Business and will be responsible for all wages, salaries, bonuses, benefits, termination or severance pay, holiday pay, and all other compensation and benefits owing to said employees and all remittances payable to the Internal Revenue Service, any workers compensation authority, Medical or Health Plans and all Employee Plans, and other such remittances, in respect of any period up to and including the Closing Date or which become payable by reason of the purchase and sale contemplated hereby. The Vendor will not be liable for any employee liabilities arising after the Closing Date except those employee liabilities associated with employees of the Vendor who do not accept employment with the Purchaser.

9.7 The exercise of any rights or inspection by or on behalf of the Purchaser under Clause 9.1 shall not mitigate or otherwise affect any of the representations and warranties of the Vendor and the Principal hereunder which shall continue in full force and effect as provided in Clause 7.1.

10.               COVENANTS OF THE PURCHASER

10.1 Between the date of this Agreement and the Closing Date, the Purchaser will make all reasonable efforts to obtain and procure in co-operation with the Vendor all consents, approvals, releases, and discharges required to effect the transactions contemplated hereby.

10.2 Without limiting the provisions of Clauses 6.1 and 6.2 hereof, the Purchaser will, from and after the Closing Date, pay as and when same become due and payable all debts and liabilities of the Business which relate to any period after the Adjustment Date and punctually observe and perform all obligations to be performed in respect of the Business which relate to any period after said date. The Purchaser will indemnify and save harmless the Vendor from and against:

         (a) all claims, actions, suits, proceedings, demands, assessments, judgments, charges, penalties, costs, and expenses (including the full amount of all reasonable legal expenses invoiced to the Vendor) which arise or are made or claimed against or suffered or incurred by the Vendor as a result of the Purchaser's failure to so pay, observe, or perform including the Purchaser's failure to pay, satisfy, discharge, perform or fulfil any of the Assumed Indebtedness;

         (b) any breach by the Purchaser of or any inaccuracy of any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto; and

         (c) any breach or non-performance by the Purchaser of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

10.3 The Purchaser undertakes to offer employment to all of the Vendor's employees on terms at least as favourable as the terms under which said employees are currently employed by the Vendor. The Purchaser covenants to assume all employee expenses as of the Adjustment Date and employee liabilities as of the Closing Date for those employees of the Vendor who accept employment with the Purchaser.

10.4 The Vendor, the Principal and the Purchaser acknowledge and agree that the aggregate liability of the Purchaser in respect of indemnification claims made by the Vendor under Clause 10.2 shall not exceed the aggregate amount of TWO MILLION ($2,000,000) Dollars, and that no claims for indemnification may be made by the Vendor against the Purchaser pursuant to Clause 10.2 unless and until said claims exceed FIFTY THOUSAND ($50,000) Dollars in the aggregate, in which event the amount of all such claims may, subject to the terms and conditions hereof, be recovered by the Vendor.

11.               NON MERGER

11.1 The representations, warranties, covenants, and agreements of the Vendor and the Principal contained herein and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Closing Date for a period of two (2) years, with the exception of those representations, warranties, covenants, and agreements of the Vendor with respect to title to the Business Assets, the Intellectual Property and all environmental matters all of which shall survive the Closing Date indefinitely, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Vendor and the Principal of such representation, warranty, covenant, or agreement), or any investigation by the Purchaser, same will remain in full force and effect.

11.2 The representations, warranties, covenants, and agreements of the Purchaser contained herein and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Closing Date for a period of two (2) years, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Purchaser of such representation, warranty, covenant, or agreement), or any investigation by the Vendor, same will remain in full force and effect.

12.               CONDITIONS PRECEDENT

12.1 The obligation of the Purchaser to consummate the transactions herein contemplated is subject to the fulfilment of each of the following conditions precedent at the times stipulated:

         (a) that the representations and warranties of the Vendor and the Principal contained herein are true and correct on and as at the Closing Date with the same force and effect as if such representations and warranties were made as at the Closing Date, except as may be in writing disclosed to and approved by the Purchaser;

         (b) that all the terms, covenants, conditions, agreements, and obligations hereunder on the part of the Vendor to be performed or complied with at or prior to the Closing Date, including in particular the Vendor's and the Principal's obligations to deliver the documents and instruments herein provided for in Clauses 13 and 14 respectively, have been performed and complied with as at the Closing Date;

         (c) that between the date hereof and the Closing Date no change, event, or circumstance has occurred which materially adversely affects the Business Assets or the prospects, operation, or condition of the Business or which, significantly reduces the value of the Business or the Business Assets to the Purchaser;

         (d) that between the date hereof and the Closing Date there has not been any substantial Loss, damage, or destruction, whether or not covered by insurance, to any of the Business Assets;

         (e) no legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Business Assets contemplated hereby;

         (f) that at the Closing Date, there shall have been obtained from all appropriate national, state, municipal or other governmental or administrative bodies such licences, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Vendor to permit the change of ownership of the Business Assets contemplated hereby, and all notices, consents and approvals with respect to the transfer or assignment of the Material Contracts, including those described in Schedule "4" hereof have been obtained;

         (g) that at the Closing Date, there shall have been delivered to the Purchaser an opinion of Vendor's counsel in form and content satisfactory to Purchaser's counsel;

         (h) that at the Closing Date, the Vendor shall have given or obtained the notices, consents and approvals described in Schedule "11" - Consents, including the consent of Softech, Inc. to the transaction contemplated by this Agreement, in each case in form and substance satisfactory to the Purchaser, acting reasonably;

         (i) that at the Closing Date, the Purchaser will have completed a due diligence review of the Vendor and the Business Assets to the Purchaser's satisfaction;

         (j) that at the Closing Date, the Vendor and the Principal will have executed and delivered, in a form satisfactory to the Purchaser:

                  (i) a Non-Competition Agreement in the form attached as Schedule "13" - Non-Competition Agreement hereto;

                  (ii) a Non-Solicitation Agreement in the form attached as Schedule "18" - Non-Solicitation Agreement hereto;

                  (iii) a Confidentiality Agreement in the form attached as
                        Schedule "19" - Confidentiality Agreement hereto;

                  (iv) the Escrow Agreement in substantially the form attached as Schedule "21" - Escrow Agreement hereto; and

                  (v) an investment representation letter in substantially the form attached as Schedule "25" hereto;

         (k) that at the Closing Date, an employment agreement and a non-competition agreement satisfactory to the Purchaser will have been executed by Mr. Andrew Talbot;

         (l) that at the Closing Date, a two year engineering consulting services agreement satisfactory to the Purchaser will have been executed by RPA;

         (m) that the Board of Directors of the Purchaser has approved the transactions contemplated herein;

         (n) that at the Closing Date, all necessary regulatory authorities have approved or consented to the issuance of the Spectrum Shares and the Spectrum Warrants.

The foregoing conditions of this Clause 12.1 are for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time. If any of the conditions contained in this Clause 12.1 shall not be performed or fulfilled at or prior to the Closing Date to the satisfaction of the Purchaser, acting reasonably, the Purchaser, may, by notice to the Vendor, terminate this Agreement and the obligations of the Vendor and the Purchaser under this agreement, provided that the Purchaser may also bring an action pursuant to Clause 9.4 against the Vendor and the Principal for damages suffered by the Purchaser where the non-performance or non-fulfilment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Vendor or the Principal.

12.2 The obligation of the Vendor to consummate the transactions herein contemplated is subject to the fulfilment of each of the following conditions precedent at the times stipulated:

         (a) that the representations and warranties of the Purchaser contained herein are true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties were made as at the Closing Date, except as may be in writing disclosed to and approved by the Vendor;

         (b) that all terms, covenants, conditions, agreements, and obligations hereunder on the part of the Purchaser to be performed or complied with at or prior to the Closing, including in particular the Purchaser's obligation to deliver the documents and instruments herein provided for in Clause 15, have been performed and complied with as at the Closing;

         (c) that at the Closing Date, there shall have been delivered to the Vendor an opinion of Purchaser's counsel in form and content satisfactory to Vendor's counsel that, inter alia:

                  (i)   the Purchaser is in good standing,

                  (ii) the Agreement is not in conflict with the Purchaser's constating documents,

                  (iii) the execution, delivery and performance of this
                        Agreement has been authorized by all necessary corporate action, and

                  (iv) the Spectrum Shares have been duly and validly created, authorized, allotted and issued as fully paid and non-assessable shares; and

         (d)

         (e) that at the Closing Date, all necessary authorities have approved or consented to the issuance of the Spectrum Shares and the Spectrum Warrants.

The foregoing conditions of this Clause 12.2 are for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor at any time. If any of the conditions contained in this Clause 12.2 shall not be performed or fulfilled at or prior to the Closing Date to the satisfaction of the Vendor acting reasonably, the Vendor may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, provided that the Vendor may also bring an action pursuant to Clause
10.2 against the Purchaser for damages suffered by it where the non-performance or non-fulfilment of the relevant condition is as a result of a breach of covenant, representation or a warranty by the Purchaser.

13.               TRANSACTIONS OF THE VENDOR AT THE CLOSING

13.1 At the Closing Date, the Vendor will execute and deliver or cause to be executed and delivered all deeds, conveyances, bills of sale, transfers, assignments, agreements, certificates, documents, and instruments as may be necessary to effectively vest good and marketable title to the Business Assets in the Purchaser free and clear of any Encumbrances (except the Permitted Encumbrances or as may be otherwise specifically provided herein) and without limiting the foregoing, will execute and deliver or cause to be executed and delivered:

         (a)      an assignment of the leasehold estate in and to the Leased
                  Property;

         (b)      the Assignment and Assumption Agreement described in Clause
                  6.2 hereof;

         (c)      a bill of sale (Absolute) for the Equipment;

         (d)      a general conveyance of the Business Assets;

         (e) all consents, approvals, releases, and discharges as may be required to effect the transactions contemplated hereby, including in particular those described in Schedule "11" - Consents;

         (f) signed letters on the Vendor's letterhead in the form attached hereto as Schedule "15" and addressed envelopes directed to each of the regular customers of the Business;

         (g) a certified copy of a resolution of the Directors of the Vendor duly passed authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby;

         (h) a certified copy of a special resolution of the shareholders of the Vendor duly passed authorizing and approving the sale of the Business Assets as contemplated hereby pursuant to Section o 271 of the General Corporation Law of the State of Delaware;

         (i) a certificate of an officer of the Vendor dated the Closing, acceptable in form and content to the solicitors for the Purchaser, certifying that the conditions set out in Clause 12.1 have been satisfied;

         (j) for the purposes of Clauses 6.1 hereof, a certificate of an officer of the Vendor setting forth the names and addresses of the creditors pertaining to the Assumed Indebtedness and the amount of the indebtedness or liability due or payable to each such creditor;

         (k) certificates of payment issued by the appropriate government authorities certifying that all requisite taxes under national, state and local tax legislation owing by the Vendor have been paid;

         (l) the favourable legal opinion of the solicitors for the Vendor, in form satisfactory to solicitors for the Purchaser, to the effect that all necessary steps and corporate proceedings have been taken by the Vendor to permit the sale of the Business and the Business Assets as contemplated hereby, that this Agreement and all documents and instruments delivered pursuant hereto have been duly and validly authorized, executed, and delivered by the Vendor and will constitute valid and legally binding obligations of the Vendor, and confirming such other matters as the Purchaser's solicitors may reasonably require;

         (m) a Non-Competition Agreement in the form attached hereto as Schedule "13", duly executed by the Vendor and the Principal;

         (n) a Non-Solicitation Agreement in the form attached as Schedule "18", duly executed by the Vendor and the Principal;

         (o) a Confidentiality Agreement in the form attached as Schedule "19", duly executed by the Vendor and the Principal;

         (p) an investment letter in substantially the form attached hereto as Schedule "25", duly executed by the Vendor;

         (q) all such documents and instruments as may be necessary to transfer or assign the Intellectual Property;

         (r) executed releases by any third parties which have any Encumbrances against the Business Assets other than the Permitted Encumbrances;

         (s) certified copies of any and all insurance policies relating to the Business and Business Assets with transfer and consent forms duly endorsed;

         (t) executed assignments of all Leases described under the heading Leased Property in Schedule "2" and all leases of personal property as described in Schedule "4" - Material Contracts;

         (u) the License Agreement respecting the grant to the Purchaser of the right to use the "Alex Computer Systems" name;

         (v) an executed Escrow Agreement in substantially the form attached as Schedule "21" - Escrow Agreement hereto; and

         (w) all such other documents and instruments as the Purchaser's solicitors may reasonably require.

14.               TRANSACTIONS OF THE PRINCIPAL AT THE CLOSING

14.1 At the Closing Date, the Principal will execute and deliver or cause to be executed and delivered all certificates, documents, and instruments as may be necessary and consistent with its representations and covenants contained herein, and without limiting the foregoing, will execute and deliver or cause to be executed and delivered:

         (a) the consent of Softech, Inc. to the transaction contemplated by this Agreement;

         (b) a Non-Competition Agreement in the form attached hereto as Schedule "13", duly executed by the Vendor and the Principal;

         (c) a Non-Solicitation Agreement in the form attached as Schedule "18", duly executed by the Vendor and the Principal;

         (d) a Confidentiality Agreement in the form attached as Schedule "19", duly executed by the Vendor and the Principal;

         (e) the License Agreement respecting the grant to the Purchaser of the right to use the "Alex Computer Systems" name;

         (f) all such other documents and instruments as the Purchaser's solicitors may reasonably require.

15.               TRANSACTIONS OF THE PURCHASER AT THE CLOSING

15.1 At the Closing the Purchaser will deliver or cause to be delivered to the Vendor:

         (a)      the Spectrum Shares;

         (b)      the Spectrum Warrants;

         (c)      the Assumption Agreement described in Clause 6.1 hereof;

         (d) a solicitors' trust account cheque payable to the Vendor's solicitors in trust for the balance of the Purchase Price;

         (e) a certified copy of a resolution of the Directors of the Purchaser duly passed authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby;

         (f) a certified copy of a resolution of the Directors of the Purchaser duly passed authorizing the allotment and issuance of the Spectrum Shares and the Spectrum Warrants and reserving the Warrant Shares;

         (g) a certificate of the secretary of the Purchaser dated as of the Closing Date, acceptable in form and content to the solicitors for the Vendor, certifying that the conditions precedent set out in Clause 12.2 have been satisfied;

         (h) the favourable legal opinion of the solicitors for the Purchaser, in form satisfactory to solicitors for the Vendor and the Principal, to the effect that all necessary steps and corporate proceedings have been taken by the Purchaser to permit the purchase of the Business and the Business Assets as contemplated hereby, that this Agreement and all documents and instruments delivered pursuant hereto have been duly and validly authorized, executed, and delivered by the Purchaser and will constitute valid and legally binding obligations of the Purchaser, and confirming such other matters as the Vendor's and the Principal's solicitors may reasonably require;

         (i)      the Assignment and Assumption Agreement described in Clause
                  6.2 hereof;

         (j) confirmation from the British Columbia and Ontario Securities Commissions that the Purchaser is a reporting issuer in good standing;

         (k) The Toronto Stock Exchange acceptance letter regarding the Spectrum Shares; and

         (l) all such other documents and instruments as the Vendor or its solicitors may reasonably require.

16.               BULK SALES COMPLIANCE

16.1 The Purchaser hereby waives compliance by the Vendor with the provisions of the bulk sales laws of any state of the United States of America, and the Vendor warrants and agrees to pay and discharge when due all claims of creditors that could be asserted against the Purchaser by reason of such non-compliance to the extent such liabilities are not specifically assumed by the Purchaser pursuant hereto. Notwithstanding Clause 9.5 hereof, the Vendor hereby agrees to indemnify and hold the Purchaser harmless from, against and in respect of (and shall on demand reimburse the Purchaser for) any Losses suffered or incurred by the Purchaser by reason of the failure of the Vendor to pay or discharge any such claim.

17.               TAXES

17.1 The Purchaser shall be liable for and shall pay all national, federal, state and provincial sales taxes (including any retail sales taxes and land transfer taxes) and all other taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Business Assets by the Vendor to the Purchaser or the transaction contemplated by this Agreement, excepting any and all income or corporate taxes of the Vendor and the Principal.

17.2 The Purchaser acknowledges that the Purchaser shall pay all taxes with respect to the ownership, use and operation of the Business Assets after the Closing Date.

18.               ASSETS AT RISK

18.1 From the date hereof to the Closing Date, the Business Assets will remain at the risk of the Vendor. If any of the Business Assets are lost, damaged, or destroyed prior to the time of Closing, the Purchaser may in lieu of terminating this Agreement pursuant to Clause 12.1 elect by notice in writing to the Vendor to complete the purchase to the extent possible, and at the option of the Purchaser, either:

         (a) the Purchase Price will be reduced by an amount equal to the cost of making good such Loss, damage, or destruction; or

         (b) the Vendor will assign and pay over to the Purchaser all insurance moneys payable in respect of such Loss, damage, or destruction.

19.               COSTS, PENALTIES AND LIQUIDATED DAMAGES

19.1 Subject to Clause 19.2, each of the Vendor, the Principal and the Purchaser will bear its own costs with respect to the transactions contemplated by this Agreement.

19.2 Notwithstanding Clause 19.1, the costs related to the registration of the Spectrum Shares and the Spectrum Warrants only with the Securities and Exchange Commission will be borne as follows:

         (a) by the Purchaser, reasonable legal and accounting fees to a maximum of NINETEEN THOUSAND ($19,000) DOLLARS; and

         (b) by the Vendor, all legal and accounting fees in excess of NINETEEN THOUSAND ($19,000) DOLLARS.

19.3 If the condition precedent in Clause 12.1(h) of this Agreement is not satisfied as at the Closing Date and the transaction contemplated by this Agreement is not completed:

         (a) the Vendor will, forthwith upon receiving a statement thereof from the Purchaser, indemnify the Purchaser for the full amount of all costs and expenses reasonably incurred by the Purchaser in pursuing the transaction contemplated by this Agreement, including, all auditing costs, legal costs and expenses (on a solicitor and own client basis) and the costs of due diligence, arising between March 12, 1998 and the Closing Date, or such other date as the failure to complete the transaction contemplated by this Agreement is acknowledged in writing by the Purchaser and the Principal; and

         (b) the Principal will forthwith pay to the Purchaser the sum of ONE HUNDRED THOUSAND ($100,000) DOLLARS, which sum the Principal expressly agrees is not a penalty but rather is a genuine pre-estimate of the liquidated damages that the Purchaser will suffer (in excess of the costs indemnified by the Vendor pursuant to Clause 19.3(a) of this Agreement) as a result of the Principal's failure to satisfy the condition precedent in Clause 12.1(h) of this Agreement.

19.4 If the Purchaser fails to file a registration statement in accordance with Clause 20.1 of this Agreement, within the time limit set out therein, then the Purchaser will pay to the Principal the sum of ONE HUNDRED THOUSAND ($100,000) DOLLARS, which sum the Purchaser expressly agrees is not a penalty but rather is a genuine pre-estimate of the liquidated damages that the Principal will suffer as a result of the Purchaser's failure to comply with Clause 20.1 of this Agreement, provided that such failure to file is not due in any way to any act, error or omission of the Vendor or the Principal. Notwithstanding such payment by the Purchaser, the obligation of the Purchaser pursuant to Clause 20.1 to file a registration statement shall continue. The Vendor acknowledges that the Purchaser may be required to prepare or obtain certain financial statements of the Vendor in order to file or submit such registration statement with or to the U.S. Securities and Exchange Commission, and the Vendor agrees to fully co-operate and assist the Purchaser in preparing such financial statements.

20.               REGISTRATION AND HOLDBACK AGREEMENTS

20.1 In accordance with the Registration Agreement attached as Schedule "22" - Registration Agreement hereto, the Purchaser will file, as soon as is reasonably practical but within sixty (60) days after the Closing Date, a single demand registration of the Spectrum Shares and the Spectrum Warrants by filing a registration statement with the United States Securities and Exchange Commission, which registration will remain effective for a period of one (1) year from the Closing Date.

20.2 The Vendor will not sell or transfer more than twenty-five (25%) per cent of the Spectrum Shares held by the Vendor in a calendar quarter, for a period of eighteen (18) months from the Closing Date, and will enter into an escrow agreement on terms and conditions to the reasonable satisfaction of the Purchaser, the Vendor and the Principal.

20.3 The Vendor and the Principal have agreed to a holdback equal to seven and one-half (7-1/2%) percent of the Spectrum Shares to be held by an escrow agent as indemnification for and in respect of losses suffered or incurred by the Purchaser for which the Vendor or Principal are obligated to indemnify the Purchaser pursuant to Clause 9.4 hereof and in accordance with the provisions of an escrow agreement which shall be on terms and conditions to the reasonable satisfaction of the Purchaser, the Vendor and the Principal, and in accordance with the terms described in that certain letter dated April 13, 1998 from the Purchaser to the Principal and accepted by the Principal on April 13, 1998, and which is annexed hereto as Schedule "23".

21.               AGENTS

21.1 The Vendor warrants to the Purchaser that no agent or other intermediary has been engaged by the Vendor in connection with the purchase and sale herein contemplated, and if there are any agent's commissions which become due and payable such costs and expenses will be the sole liability of the Vendor.

22.               FURTHER ASSURANCES

22.1 From time to time subsequent to the Closing Date, the parties covenant and agree, at the expense of the requesting party, to promptly execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated hereby.

23.               PAYMENT

23.1 If this Agreement contains subject conditions then notwithstanding anything to the contrary contained herein the Purchaser will pay the Vendor as outright and non-refundable consideration, the sum of $100.00 upon the Vendor signing this Agreement and in consideration therefor the Vendor covenants and agrees not to withdraw its acceptance of the offer constituted by this Agreement, prior to the time for removal of any subject conditions contained herein.

24.               ASSIGNMENT

24.1 This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

25.               SUCCESSORS AND ASSIGNS

25.1 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

26.               JOINT AND SEVERAL COVENANTS

26.1 All representations, warranties, covenants, agreements, liabilities, and obligations entered into or imposed upon the Vendor or the Principal hereunder will be deemed to be both joint and several as between the Vendor and the Principal.

27.               COUNTERPARTS

27.1 This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

28.               NOTICES

28.1 Any notice required or permitted to be given under this Agreement will be in writing and may be given by personal service or by prepaid registered mail, posted in Canada, and addressed to the proper party at the address stated below:

         (a)      if to the Vendor:

                  Goodman, Phillips and Vineberg
                  1501 McGill College Avenue - 26th Floor
                  Montreal, PQ  H3A 3N9
                  CANADA

                  Attention: Claude Jodoin
                  ------------------------

         (b)      if to the Principal:

                  ALEX INFORMATICS INC.
                  1930 Gagnon Street
                  Lachine, PQ  H8T 3M6
                  CANADA

                  Attention: Marc R. Labrosse
                  ---------------------------

         (c)      if to the Purchaser:

                  SPECTRUM SIGNAL PROCESSING INC., Suite 100, 8525 Baxter Place Burnaby, British Columbia V5A 4V7
                  CANADA

                  Attention: General Counsel
                  --------------------------

or to such other address as any party may specify by notice. Any notice sent by registered mail as aforesaid will be deemed conclusively to have been effectively given on the fifth business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then such notice will not be effectively given until actually received.

29.               TENDER

29.1 Tender may be made upon the Vendor or Purchaser or upon the solicitors for the Vendor or Purchaser and money may be tendered by bank draft issued by a Canadian chartered bank. If the Vendor or the Purchaser is comprised of more than one person, then tender on any one person will be sufficient.

30.               REFERENCE DATE

30.1 This Agreement is dated for reference the 20th day of March, 1998, but will become binding as of the date of execution and delivery by all parties hereto and subject to compliance with the terms and conditions hereof, the transfer and possession of the Business Assets shall be deemed to take effect as at the close of business on the Closing Date.

31.               REFERENCES TO AGREEMENT

31.1 The terms "this Agreement", "hereof", "herein", "hereby", "hereto", and similar terms refer to this Agreement and not to any particular clause, paragraph or other part of this Agreement. References to particular clauses are to clauses of this Agreement unless another document is specified.

IN WITNESS WHEREOF the parties have executed and delivered these presents on the 17th day of April, 1998.


THE CORPORATE SEAL OF SPECTRUM SIGNAL PROCESSING INC. was  )
hereunto affixed in the presence of:                       )
                                                           )
/s/ Barry Jinks                                            )
--------------------------------------                     )
Authorized Signatory                                       )
                                                           )        C/S
--------------------------------------                     )
Authorized Signatory                                       )
                                                           )


THE CORPORATE SEAL OF ALEX COMPUTER SYSTEMS, INC. was      )
hereunto affixed in the presence of:                       )
                                                           )
/s/ Andrew Talbot                                          )
--------------------------------------                     )
Authorized Signatory                                       )
                                                           )        C/S
--------------------------------------                     )
Authorized Signatory                                       )
                                                           )

THE CORPORATE SEAL OF ALEX INFORMATICS INC. was hereunto   )
affixed in the presence of:                                )
                                                           )
/s/ Andrew Talbot                                          )
--------------------------------------                     )
Authorized Signatory                                       )
                                                           )        C/S
--------------------------------------                     )
Authorized Signatory                                       )
                                                           )

                               LIST OF SCHEDULES


                   Schedule       Description

                      1           Financial Statements
                      2           Leased Property
                      3           Machinery and Equipment
                      4           Material Contracts
                      5           Employee Matters
                      6           Licences and Permits
                      7           Intellectual Property
                      8           Permitted Encumbrances
                      9           Insurance Policies
                      10          Legal and Regulatory Proceedings
                      11          Consents
                      12          Environmental Matters
                      13          Non-Competition Agreement
                      14          Assumed Indebtedness
                      15          Form of Letter to regular and major customers
                      16          Major Customers
                      17          Assignment and Assumption Agreement
                      18          Non-Solicitation Agreement
                      19          Confidentiality Agreement
                      20          Spectrum Warrant
                      21          Inventory
                      22          Registration Agreement
                      23          Escrow Agreement
                      24          Assumption Agreement
                      25          Investment Representation Letter
                      26          Warrant Valuation